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                                                                   EXHIBIT 10.11

               CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY
             WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS
                                DENOTE OMISSIONS.

                              PUBLIC HEALTH SERVICE

                       PATENT LICENSE AGREEMENT--EXCLUSIVE

                                   COVER PAGE

For PHS internal use only:

     Patent License Number: [**]

     Serial Number(s) of Licensed Patent(s) and/or Patent Application(s):

            1)    U.S. Utility Patent Application No. [**].

            2)    U.S. Utility Patent Application No. [**].

     Licensee:    Millennium Pharmaceuticals, Inc.
                  75 Sidney Street
                  Cambridge, MA 02139

     Cooperative Research and Development AGREEMENT (CRADA) Number (if applicable): CRADA No. 0676

     Additional Remarks:  None

     Public Benefit(s): LICENSEE agrees, after its FIRST COMMERCIAL SALE, to make reasonable quantities of LICENSED PRODUCT(S) or materials produced through the use of LICENSED PROCESS(ES) available on a compassionate use basis to patients, either through the patient's physician(s) and/or the medical center treating the patient; and

                        LICENSEE further agrees, after its FIRST COMMERCIAL SALE and as part of its marketing and product promotion, to develop written educational materials (e.g., brochures, advertisements, etc.) directed to patients and physicians detailing the LICENSED PRODUCT(S) and/or medical aspects of using the LICENSED PRODUCT(S).

This Patent License Agreement, hereinafter referred to as the "AGREEMENT", consists of this Cover Page, an attached AGREEMENT, a Signature Page, Appendix A (List of Patent(s) and/or Patent Application(s)), Appendix B (Fields of Use and Territory), Appendix C (Royalties), Appendix D (Modifications), Appendix E (Benchmarks), and Appendix F (Commercial Development Plan). The Parties to this Agreement are:

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             1)    The National Institutes of Health ("NIH"), the Centers for
                   Disease Control and Prevention ("CDC"), or the Food and Drug Administration ("FDA"), hereinafter singly or collectively referred to as "PHS", agencies of the United States Public Health Service within the Department of Health and Human Services ("DHHS"); and

             2) The person, corporation, or institution identified above and/or on the Signature Page, having offices at the address indicated on the Signature Page, hereinafter referred to as "LICENSEE".


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                    PHS PATENT LICENSE AGREEMENT -- EXCLUSIVE

                                    PREAMBLE

Whereas PHS and LICENSEE were parties to a Cooperative Research and Development Agreement (CRADA) (CACR 0676) entered into in December 1998; and

Whereas in the course of performing biomedical research under the CRADA, PHS investigators and employees of LICENSEE made certain inventions that resulted in the filing of certain patent applications set forth in Appendix A; and

Whereas LICENSEE filed the patent application designated by Roman numeral I listed in Appendix A; and

Whereas PHS filed the patent application designated by Roman numeral II listed in Appendix A; and

Whereas PHS and LICENSEE intend to prosecute any claims under such patent applications in accordance with the laws governing, and rules and regulations of, the United States Patent and Trademark Office and to enter into this agreement to promote the commercialization of said inventions.

Now, therefore, PHS and LICENSEE agree as follows:

1.   BACKGROUND

     1.01 In the course of conducting biomedical and behavioral research, PHS investigators made inventions that may have commercial applicability.

     1.02 By assignment of rights from PHS employees and other inventors, DHHS, on behalf of the United States Government, owns intellectual property rights claimed in any United States and/or foreign patent applications or patents corresponding to the assigned inventions. DHHS also owns any tangible embodiments of these inventions actually reduced to practice by PHS.

     1.03 The Secretary of DHHS has delegated to PHS the authority to enter into this AGREEMENT for the licensing of rights to these inventions.

     1.04 PHS desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and processes for public use and benefit.

     1.05 LICENSEE desires to acquire commercialization rights to certain of these inventions in order to develop processes, methods, and/or marketable products for public use and benefit.


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2.   DEFINITIONS

     2.01 "BENCHMARKS" mean the performance milestones that are set forth in Appendix E.

     2.02 "COMMERCIAL DEVELOPMENT PLAN" means the written commercialization plan attached as Appendix F.

     2.03 "FIRST COMMERCIAL SALE" means the initial transfer by or on behalf of LICENSEE or its sublicenses of LICENSED PRODUCTS or the initial practice of a LICENSED PROCESS by or on behalf of LICENSEE or its sublicenses in exchange for cash or some equivalent to which value can be assigned for the purpose of determining NET SALES. Transfer of LICENSED PRODUCTS or practice of a LICENSED PROCESS for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar use shall not be considered to constitute a FIRST COMMERCIAL SALE.

     2.04     "GOVERNMENT" means the Government of the United States of America.

     2.05 "LICENSED FIELDS OF USE" means the fields of use identified in Appendix B.

     2.06 "LICENSED FIELDS OF USE I" means the field of use identified in Appendix B with the Roman numeral I.

     2.07 "LICENSED FIELDS OF USE II" means the field of use identified in Appendix B with the Roman numeral II.

     2.08     "LICENSED PATENT RIGHTS" shall means DHHS' ownership interest in:

              (a) Patent applications (including provisional patent applications and PCT patent applications) and/or patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, renewals and extensions (including any Supplemental Patent Certificate) of all such patents, and any confirmation patent, registration patent or patent of addition of all such patents;

              (b) to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: i) continuations-in-part of a) above; ii) all divisions and continuations of these continuations-in-part;
                    iii) all patents issuing from such continuations-in-part, divisions, and continuations; iv) priority patent application(s) of a) above; and v) any reissues, reexaminations renewals and extensions (including any Supplemental Patent Certificate) of all such patents and any confirmation patent, registration patent or patent of addition of all such patents;

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              (c)   to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: all counterpart foreign and U.S. patent applications and patents to a) and b) above, including those listed in Appendix A.

              LICENSED PATENT RIGHTS shall not include b) or c) above to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in a) above.

     2.09 "LICENSED PROCESS(ES)" means processes which, in the course of being practiced would be within the scope of one or more claims of the LICENSED PATENT RIGHTS that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

     2.10 "LICENSED PRODUCT(S)" means tangible materials which, in the course of manufacture, use, sale, offer for sale or importation would be within the scope of one or more claims of the LICENSED PATENT RIGHTS that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

     2.11 "LICENSED TERRITORY" means the geographical area identified in Appendix B.

     2.12 "NET SALES" means the total gross receipts for sales or other disposition of LICENSED PRODUCTS or practice of LICENSED PROCESSES by or on behalf of LICENSEE or its sublicenses, whether invoiced or not, less returns and allowances, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), wholesaler and cash discounts in amounts customary in the trade to the extent actually granted, and credits or allowances given or made for wastage replacement, indigent patient and any other sales programs. No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by LICENSEE, or sublicenses, and on its payroll, or for the cost of collections.

     2.13 "PRACTICAL APPLICATION" means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case, under such conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or GOVERNMENT regulations available to the public on reasonable terms.

     2.14 "Research License" means a nontransferable, nonexclusive license to practice the LICENSED PATENT RIGHTS for purposes of research and not for purposes of commercial manufacture or distribution or in lieu of purchase.

3.   GRANT OF RIGHTS

     3.01 PHS hereby grants and LICENSEE accepts, subject to the terms and conditions of this AGREEMENT, an exclusive license including the right to grant sublicenses,

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              under the LICENSED PATENT RIGHTS in the LICENSED TERRITORY, to
              make and have made, to use and have used, to sell and have sold, to offer to sell, and to import and have imported any LICENSED PRODUCTS in the LICENSED FIELDS OF USE I and to practice and have practiced any LICENSED PROCESSES in the LICENSED FIELDS OF USE I.

     3.02 PHS hereby grants and LICENSEE accepts, subject to the terms and conditions of this AGREEMENT, a nonexclusive license including the right to grant sublicenses, under the LICENSED PATENT RIGHTS in the LICENSED TERRITORY, to make and have made, to use and have used, to sell and have sold, to offer to sell, and to import and have imported any Licensed Products in the LICENSED FIELDS OF USE II and to practice and have practiced any Licensed Processes in the LICENSED FIELDS OF USE II.

     3.03 Except as expressly provided herein, this AGREEMENT confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of PHS or under any patent applications or patents of LICENSEE, other than the LICENSED PATENT RIGHTS, regardless of whether such patents are dominant or subordinate to LICENSED PATENT RIGHTS.

4.   SUBLICENSING

     4.01 Upon written approval by PHS, which approval will not be unreasonably withheld or delayed, LICENSEE may enter into sublicensing agreements under the LICENSED PATENT RIGHTS, provided that if LICENSEE has not received any written response from PHS within twenty (20) days of PHS's receipt of LICENSEE's written submission of a sublicense for approval, such approval shall be deemed to have been given.

     4.02 LICENSEE agrees that any sublicenses granted by it will provide that the obligations to PHS of Paragraphs 5.01-5.04, 8.01, 10.01, 12.05, and 13.06-13.07 of this AGREEMENT shall be binding upon the sublicense as if it were a Party to this AGREEMENT. LICENSEE further agrees to attach copies of these Paragraphs to all sublicense agreements.

     4.03 Any sublicenses granted by LICENSEE shall provide for the termination of the sublicense, or the conversion to a license directly between such sublicenses and PHS, at the option of the sublicense, upon termination of this AGREEMENT under Article 13. Such conversion is subject to PHS approval, such approval not to be unreasonably withheld or delayed, and contingent upon acceptance by the sublicense of the remaining provisions of this AGREEMENT.

     4.04 LICENSEE agrees to forward to PHS a copy of each fully executed sublicense agreements postmarked within thirty (30) days of the execution of such agreements. To the extent permitted by law, PHS agrees to maintain each such sublicense agreements in confidence.

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5.   STATUTORY AND PHS REQUIREMENTS AND RESERVE GOVERNMENT RIGHTS

     5.01     (a) PHS reserves on behalf of the GOVERNMENT an irrevocable, nonexclusive, nontransferable, royalty-free license to practice all inventions licensed under the LICENSED PATENT RIGHTS throughout the world by or on behalf of the GOVERNMENT and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the GOVERNMENT is a signatory.

              (b) In the event that LICENSED PATENT RIGHTS are Subject
                  Inventions made under a Cooperative Research and Development AGREEMENT (CRADA), LICENSEE grants to the GOVERNMENT, pursuant to 15 U.S.C. Section 3710a(b)(1)(A), a nonexclusive, nontransferable, irrevocable, paid-up license to practice LICENSED PATENT RIGHTS or have LICENSED PATENT RIGHTS practiced throughout the world by or on behalf of the GOVERNMENT. In the exercise of such license, the GOVERNMENT shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. Section 552(b)(4) or which would be considered as such if it had been obtained from a non-Federal party.

     5.02 LICENSEE agrees that products used or sold in the United States embodying the LICENSED PATENT RIGHTS or produced through use of processes set forth in the LICENSED PATENT RIGHTS, but only to the extent LICENSEE does not otherwise have the right to manufacture such products in the absence of the licenses granted under this AGREEMENT, shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

     5.03 LICENSEE acknowledges that PHS may enter into future CRADAs under the Federal Technology Transfer Act of 1986 that relate to the subject matter of this AGREEMENT. LICENSEE agrees not to unreasonably deny requests for a RESEARCH LICENSE from such future collaborators with PHS when acquiring such rights is necessary in order to make a CRADA project feasible. LICENSEE may request an opportunity to join as a party to the proposed CRADA.

     5.04     (a) In addition to the reserved license of Paragraph 5.01 above,
                  PHS reserves the right to grant nonexclusive RESEARCH LICENSES directly or to require LICENSEE to grant nonexclusive RESEARCH LICENSES on reasonable terms. The purpose of this RESEARCH LICENSE is to encourage basic research, whether conducted at an academic or corporate facility. In order to safeguard the LICENSED PATENT RIGHTS, however, PHS shall consult with LICENSEE before granting to commercial entities a Research License or providing to them research samples of materials made through the LICENSED PROCESSES.

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              (b) In exceptional circumstances, and in the event that LICENSED
                  PATENT RIGHTS are Subject Inventions made under a CRADA, the GOVERNMENT, pursuant to 15 U.S.C. Section 3710a(b)(1)(B), retains the right to require the LICENSEE to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use LICENSED PATENT RIGHTS in the LICENSED FIELD of Use I on terms that are reasonable under the circumstances; or if LICENSEE fails to grant such a license, the GOVERNMENT retains the right to grant the license itself. The exercise of such rights by the GOVERNMENT' shall only be in exceptional circumstances and only if the GOVERNMENT determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by LICENSEE;
                  (ii) the action is necessary to meet requirements for public use specified by Federal regulations, and such requirements are not reasonably satisfied by the LICENSEE; or (iii) the LICENSEE has failed to comply with an agreement containing provisions described in 15 U.S.C. Section 3710a(c)(4)(B). The determination made by the GOVERNMENT under this Article is subject to administrative appeal and judicial review under 35 U.S.C. Section 203(2).

6.   ROYALTIES AND REIMBURSEMENT

     6.01 LICENSEE agrees to pay to PHS a noncreditable, nonrefundable license issue royalty as set forth in Appendix C.

     6.02 LICENSEE agrees to pay to PHS a nonrefundable minimum annual royalty as set forth in Appendix C, if any. The minimum annual royalty is due and payable on January 1 of each calendar year and may be credited against any earned royalties due for sales made in that year. The minimum annual royalty due for the first calendar year of this AGREEMENT may be prorated according to the fraction of the calendar year remaining between the effective date of this AGREEMENT and the next subsequent January 1.

     6.03 LICENSEE agrees to pay PHS earned royalties as set forth in Appendix C.

     6.04 LICENSEE agrees to pay PHS benchmark royalties as set forth in Appendix C.

     6.05 LICENSEE agrees to pay PHS sublicensing royalties as set forth in Appendix C.

     6.06 A patent or patent application licensed under this AGREEMENT shall cease to fall within the LICENSED PATENT RIGHTS for the purpose of computing earned royalty payments in any given country on the earliest of the dates that a) the application has been abandoned and not continued, b) the patent expires or irrevocably lapses, c) the claim has been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency, or (d) the claim has been pending, in prosecution by PHS, for more then eight (8) years, except that such eight (8) year period shall be extended by any period during which examination of the claim is interrupted by (a) an interference

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              proceeding under 35 U.S.C. Section 135 or (b) the claim is under appeal by PHS from the decision of an examiner pursuant to 37 C.F.R. 1.; provided that if the claim subsequently issues, it shall be deemed to fall within and shall be a claim under the LICENSED PATENT RIGHTS, on which royalties are due.

     6.07 No multiple royalties shall be payable because any LICENSED PRODUCTS or LICENSED PROCESSES are covered by more than one of the LICENSED PATENT RIGHTS.

     6.08 On sales of LICENSED PRODUCTS by LICENSEE to sublicenses or on sales made in other than an arm's-length transaction, the value of the NET SALES attributed under this Article 6 to such a transaction shall be that which would have been received in an arm's-length transaction, based on sales of like quantity and quality products on or about the time of such transaction.

     6.09 With regard to expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the LICENSED PATENT RIGHTS incurred by PHS prior to the effective date of this AGREEMENT, LICENSEE shall pay to PHS, as an additional royalty, within sixty (60) days of PHS's submission of a statement and request for payment to LICENSEE, an amount equivalent to such patent expenses previously incurred by PHS.

     6.10 With regard to expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the LICENSED PATENT RIGHTS incurred by PHS on or after the effective date of this AGREEMENT LICENSEE agrees:

              (a) to pay PHS on an annual basis, within sixty (60) days of PHS's submission of a statement and request for payment, a royalty amount equivalent to all such patent expenses incurred during the previous calendar year(s); or

              (b) to pay such expenses directly to the law firm employed by PHS to handle such functions. However, in such event, PHS and not LICENSEE shall be the client of such law firm.

     6.11 LICENSEE may elect to surrender its license to PHS's interest in the LICENSED PATENT RIGHTS in any country of the LICENSED TERRITORY upon ninety (90) days written notice to PHS. In such case, PHS shall have the right, but not the obligation, to continue the prosecution and maintenance of such patent applications or patents in such country included within the LICENSED PATENT RIGHTS, at its sole expense.

7.   PATENT FILING, PROSECUTION, AND MAINTENANCE

     7.01     (a) Prior to the date this AGREEMENT becomes effective, PHS has been responsible for the prosecution of the Patent Application No. II in

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              Appendix A and LICENSEE has been responsible for the preparation, filing and prosecution of Patent Application No. I in Appendix A, each at its sole expense. After the effective date of this AGREEMENT, PHS shall be responsible for the preparation, filing, prosecution and maintenance of any and all patent applications or patents included in the LICENSED PATENT RIGHTS at LICENSEE's sole expense and shall on an ongoing basis promptly furnish copies of all patent-related documents to LICENSEE. Notwithstanding the foregoing, on a country-by-country basis, LICENSEE shall have the right to elect not to be responsible for expenses pursuant to this
              Section 7.01(a) with respect to any patent applications or patents included in the LICENSED PATENT RIGHTS, with the understanding that if LICENSEE makes such an election, the worldwide license granted in Paragraphs 3.01 and 3.02 shall exclude the specific patent applications or patents for which LICENSEE has made such election in such country. PHS shall select registered patent attorneys or patent agents to provide patent-related services related to the LICENSED PATENT RIGHTS, reasonably acceptable to LICENSEE. LICENSEE shall provide appropriate powers of attorney and other documents necessary to undertake such actions to the patent attorneys or patent agents providing such services. PHS and its attorneys or agents shall provide LICENSEE sufficient opportunity to comment on any document that PHS intends to file or to cause to be filed with the relevant intellectual property or patent office.

        (b) PHS shall have the right and responsibility to prosecute and maintain patent prosecution for all LICENSED PATENT RIGHTS. LICENSEE shall make available to PHS or its authorized attorneys, agents or representatives, such of its employees whom PHS in its reasonable judgment deems necessary in order to assist it in obtaining patent protection for such LICENSED PATENT RIGHTS. LICENSEE shall provide appropriate powers of attorney and other documents necessary to undertake such actions to the patent attorneys or patent agents providing such services. PHS and its attorneys or agents shall provide LICENSEE sufficient opportunity to comment on any document that PHS intends to file or to cause to be filed with the relevant intellectual property or patent office.

        (c) In the event PHS elects not to file or continue to seek or maintain patent protection on any LICENSED PATENT RIGHTS. LICENSEE shall have the right, at its sole expense, to prosecute and maintain in any country patent protection on such LICENSED PATENT RIGHTS in PHS's name. In any such case, PHS shall make available to LICENSEE or its authorized attorneys, agents or representatives, such of its employees whom LICENSEE in its reasonable judgment deems necessary in order to assist it in obtaining patent protection for such LICENSED PATENT RIGHTS. LICENSEE and its attorneys or agents shall provide PHS sufficient opportunity to comment on any document that LICENSEE intends to file or to cause to be filed with the relevant intellectual property or patent office.

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     7.02     Each Party shall promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution or maintenance of the LICENSED PATENT RIGHTS and permit each other to provide comments and suggestion with respect to the preparation, filing, prosecution and maintenance of LICENSED PATENT RIGHTS, which comments and suggestions shall be considered by the other Party.

8.   RECORD KEEPING

     8.01 LICENSEE agrees to keep accurate and correct records of LICENSED PRODUCTS made, used, sold, or imported and LICENSED PROCESSES practiced under this AGREEMENT appropriate to determine the amount of royalties due PHS. Such records shall be retained for at least five (5) years following a given reporting period and shall be available, not to exceed once during each calendar year, during the term of this agreement, during normal business hours for inspection at the expense of PHS by an accountant or other designated auditor selected by PHS for the sole purpose of verifying reports and payments hereunder. Any such accountant or auditor shall be reasonably acceptable to LICENSEE and shall execute a standard form of confidentiality agreement with LICENSEE. The accountant or auditor shall only disclose to PHS information relating to the accuracy of reports and payments made under this AGREEMENT. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall reimburse PHS for the cost of the inspection at the time LICENSEE pays the unreported royalties, including any late charges as required by Paragraph 9.08 of this AGREEMENT. All payments required under this Paragraph shall be due within thirty (30) days of the date PHS provides LICENSEE notice of the payment due.

     8.02 LICENSEE agrees to have an audit of sales and royalties conducted by an independent auditor at least every two (2) years if annual sales of the LICENSED PRODUCT or LICENSED PROCESSES are over fifteen (15) million dollars. The audit shall address, at a minimum, the amount of gross sales by or on behalf of LICENSEE during the audit period, terms of the license as to percentage or fixed royalty to be remitted to the GOVERNMENT, the amount of royalty funds owed to the GOVERNMENT under this AGREEMENT, and whether the royalty amount owed has been paid to the GOVERNMENT and is reflected in the records of the LICENSEE. The audit shall also indicate the PHS license number, product, and the time period being audited. A report certified by the auditor shall be submitted promptly by the auditor directly to PHS on completion. LICENSEE shall pay for the entire cost of the audit.

9.   REPORTS ON PROGRESS, BENCHMARKS, SALES, AND PAYMENTS

     9.01 Prior to signing this AGREEMENT, LICENSEE has provided to PHS the COMMERCIAL DEVELOPMENT PLAN at Appendix F, under which LICENSEE intends to bring the subject matter of the LICENSED PATENT RIGHTS to the point of PRACTICAL APPLICATION. This COMMERCIAL DEVELOPMENT PLAN is hereby incorporated by

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              reference into this AGREEMENT. Based on this plan, performance
              BENCHMARKS are determined as specified in Appendix E.

     9.02 LICENSEE shall provide written annual reports on its product development progress or efforts to commercialize LICENSED PRODUCTS under the COMMERCIAL DEVELOPMENT PLAN within sixty (60) days after December 31 of each calendar year. These progress reports shall include progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing, marketing, importing, and sales during the preceding calendar year, as well as plans for the present calendar year. PHS also encourages these reports to include information on any of LICENSEE's public service activities that relate to the LICENSED PATENT RIGHTS. If reported progress differs from that projected in the COMMERCIAL DEVELOPMENT PLAN and BENCHMARKS, LICENSEE shall explain the reasons for such differences. In any such annual report, LICENSEE may propose amendments to the COMMERCIAL DEVELOPMENT PLAN, acceptance of which by PHS may not be denied unreasonably. LICENSEE may amend the BENCHMARKS at any time upon written consent by PHS. PHS shall not unreasonably withhold approval of any request of LICENSEE to extend the time periods of this schedule if such request is supported by a reasonable showing by LICENSEE of diligence in its performance under the COMMERCIAL DEVELOPMENT PLAN and toward bringing the LICENSED PATENT RIGHTS to the point of PRACTICAL APPLICATION as defined in 37 C.F.R. 404.3(d). LICENSEE shall amend the COMMERCIAL DEVELOPMENT PLAN and BENCHMARKS at the reasonable request of PHS to address any LICENSED PRODUCTS not specifically addressed in the plan originally submitted.

     9.03 LICENSEE shall report to PHS the dates for achieving BENCHMARKS specified in Appendix E and the FIRST COMMERCIAL SALE in each country in the LICENSED TERRITORY within thirty (30) days of such occurrences.

     9.04 Commencing with the calendar half year in which the FIRST COMMERCIAL SALE of a LICENSED PRODUCT occurs, LICENSEE shall submit to PHS within sixty (60) days after each calendar half-year ending June 30 and December 31, a royalty report setting forth for the preceding half-year period the amount of the LICENSED PRODUCTS sold or LICENSED PROCESSES practiced by or on behalf of LICENSEE in each country within the LICENSED TERRITORY, the NET SALES, and the amount of royalty accordingly due. With each such royalty report, LICENSEE shall submit payment of the earned royalties due. If no earned royalties are due to PHS for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized representative, officer, the Vice President of Finance or the controller of LICENSEE, and shall include a detailed listing of all deductions made under Paragraph
              2.10 and such other information relevant to the calculation of NET SALES made under Article 6 to determine royalties due.

     9.05 LICENSEE agrees to forward, upon request, semi-annually to PHS a copy of such reports received by LICENSEE from its sublicenses during the preceding half-year

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              period as shall be pertinent to a royalty accounting to PHS by
              LICENSEE for activities under the sublicense.

     9.06 Royalties due under Article 6 shall be paid in U.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in THE WALL STREET JOURNAL on the day that the payment is due. All checks and bank drafts shall be drawn on United States banks and shall be payable, as appropriate, to "NIH/Patent Licensing." All such payments shall be sent to the following address: NIH, P.O. Box 360120, Pittsburgh, PA 15251-6120. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by LICENSEE. The royalty report required by Paragraph 9.04 of this AGREEMENT shall accompany each such payment, and a copy of such report shall also be mailed to PHS at its address for notices indicated on the Signature Page of this AGREEMENT.

     9.07 LICENSEE shall be solely responsible for determining if any tax on royalty income is owed outside the United States and shall pay any such tax and be responsible for all filings with appropriate agencies of foreign Governments.

     9.08 Interest and penalties may be assessed by PHS on any overdue payments in accordance with the Federal Debt Collection Act. The payment of such late charges shall not prevent PHS from exercising any other rights it may have as a consequence of the lateness of any payment.

     9.09 All plans, reports, and information required by Articles 7 or 8 or this Article 9 and marked "confidential" by LICENSEE shall, to the extent permitted by law, be treated by PHS as commercial and financial information obtained from a person and as privileged and confidential, and any proposed disclosure of such records by the PHS under the Freedom of Information Act (FOIA), 5 U.S.C.; Section 552 shall be subject to the predisclosure notification requirements of 45 C.F.R. Section 5.65(d).

10.  PERFORMANCE

     10.01 LICENSEE shall use commercially reasonable efforts to bring the LICENSED PRODUCTS and LICENSED PROCESSES to PRACTICAL APPLICATION. "Commercially reasonable efforts" for the purposes of this provision shall include adherence to the COMMERCIAL DEVELOPMENT PLAN at Appendix F and performance of the BENCHMARKS at Appendix
              E. The efforts of a sublicense shall be considered the efforts of LICENSEE.

     10.02 Upon the FIRST COMMERCIAL SALE, until the expiration of this AGREEMENT, LICENSEE shall use commercially reasonable efforts to make LICENSED PRODUCTS and LICENSED PROCESSES reasonably accessible to the United States public.

     10.03 LICENSEE agrees, after its FIRST COMMERCIAL SALE, to make reasonable quantities of LICENSED PRODUCT(S) or materials produced through the use of LICENSED

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              PROCESS(ES) available on a compassionate use basis to patients, either through the patient's physician(s) and/or the medical center treating the patient.

     10.04 LICENSEE further agrees, after its FIRST COMMERCIAL SALE and as part of its marketing and product promotion, to develop written educational materials (e.g., brochures, advertisements, etc.) directed to patients and physicians detailing the LICENSED PRODUCT(S) and/or medical aspects of using the LICENSED PRODUCT(S).

11.  INFRINGEMENT AND PATENT ENFORCEMENT

     11.01 PHS and LICENSEE agree to notify each other promptly of each infringement or possible infringement of the LICENSED PATENT RIGHTS, as well as any facts which may affect the validity, scope, or enforceability of the LICENSED PATENT RIGHTS of which either Party becomes aware.

     11.02 Pursuant to this AGREEMENT and the provisions of Chapter 29 of title 35, United States Code, LICENSEE shall have: a) the first right to bring suit in its own name, at its own expense, and on its own behalf for infringement of the LICENSED PATENT RIGHTS; b) the right in any such suit to enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and c) the right to settle any claim or suit for infringement of the LICENSED PATENT RIGHTS, subject to approval by the U.S. Government. If LICENSEE desires to initiate a suit for patent infringement, LICENSEE shall notify PHS in writing. If LICENSEE fails to initiate such suit or action within ninety (90) days of a written notice by PHS requesting that LICENSEE initiate infringement proceedings, PHS shall have the right to initiate such action. LICENSEE shall have a continuing right to intervene or join in such suit. LICENSEE shall take no action to compel the GOVERNMENT either to initiate or to join in any such suit for patent infringement. LICENSEE may request the GOVERNMENT to initiate or join in any such suit if necessary to avoid dismissal of the suit. Should the GOVERNMENT be made a party to any such suit, LICENSEE shall reimburse the GOVERNMENT for any costs, expenses, or fees which the GOVERNMENT incurs as a result of such motion or other action, including any and all costs incurred by the GOVERNMENT in opposing any such motion or other action. In all cases, LICENSEE agrees to keep PHS reasonably apprised of the status and progress of any litigation brought by LICENSEE and PHS agrees to keep LICENSEE reasonably apprised of the status and progress of any litigation brought by PHS. Before LICENSEE commences an infringement action, LICENSEE shall notify PHS and give careful consideration to the views of PHS and to any potential effects of the litigation on the public health in deciding whether to bring suit.

     11.03 In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the LICENSED PATENT RIGHTS shall be brought against LICENSEE or raised by way of counterclaim or affirmative defense in an infringement suit brought by LICENSEE under Paragraph 11.02, pursuant to this AGREEMENT and the provisions of Chapter 29 of Title 35, United States Code or other statutes, LICENSEE may: a) defend the suit in its own name, at its own

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              expense, and on its own behalf; b) in any such suit, ultimately to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for declaratory judgment involving the LICENSED PATENT RIGHTS-provided, however, that PHS and appropriate GOVERNMENT authorities shall have a continuing right to join in such suit. Except where the Government is a legally necessary party, LICENSEE shall take no action to compel the GOVERNMENT either to initiate or to join in any such declaratory judgment action. LICENSEE may request the GOVERNMENT to initiate or to join any such suit if necessary to avoid dismissal of the suit. Should the GOVERNMENT be made a party to any such suit by motion or any other action of LICENSEE, LICENSEE shall reimburse the GOVERNMENT for any reasonable costs, expenses, or fees which the GOVERNMENT incurs as a result of such motion or other action. If LICENSEE elects not to defend against such declaratory judgment action, PHS, at its option, may do so at its own expense. In all cases, LICENSEE agrees to keep PHS reasonably apprised of the status and progress of any litigation. Before LICENSEE commences an infringement action, LICENSEE shall notify PHS and give careful consideration to the views of PHS and to any potential effects of the litigation on the public health in deciding whether to bring suit.

     11.04 In any action under Paragraphs 11.02 or 11.03, the expenses including costs, fees, attorney fees, and disbursements, shall be paid by LICENSEE. The value of any recovery made by LICENSEE through court judgment or settlement shall be treated as NET SALES and subject to earned royalties.

     11.05 PHS shall cooperate fully with LICENSEE in connection with any action under Paragraphs 11.02 or 11.03. PHS agrees promptly to provide access to all necessary documents and relevant existing employees, pursuant to 45 C.F.R. Part 2 and to render reasonable assistance in response to a request by LICENSEE.

12.  NEGATION OF WARRANTIES AND INDEMNIFICATION

     12.01    PHS offers no warranties other than those specified in Article 1.

     12.02 PHS does not warrant the validity of the LICENSED PATENT RIGHTS and makes no representations whatsoever with regard to the scope of the LICENSED PATENT RIGHTS, or that the LICENSED PATENT RIGHTS may be exploited without infringing other patents or other intellectual property rights of third parties.

     12.03 PHS MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE LICENSED PATENT RIGHTS OR TANGIBLE MATERIALS RELATED THERETO.

     12.04 PHS does not represent that it will commence legal actions against third parties infringing the LICENSED PATENT RIGHTS.

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     12.05    LICENSEE shall indemnify and hold PHS, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of: a) the use by or on behalf of LICENSEE, its sublicenses, directors, or employees, of any LICENSED PATENT RIGHTS; or b) the design, manufacture, distribution, or use of any LICENSED PRODUCTS, LICENSED PROCESSES or materials by LICENSEE or its sublicenses, or other products or processes developed through the practice of the LICENSED PATENT RIGHTS, unless such liability, demands, damages, expenses or losses are due to the gross negligence or willful misconduct of PHS, its employees, students, fellows, agents or consultants. LICENSEE agrees to maintain a liability insurance program consistent with sound business practice.

13.  TERM, TERMINATION, AND MODIFICATION OF RIGHTS

     13.01 This AGREEMENT is effective when signed by all Parties (the "effective date") and shall extend to the expiration of the last to expire of the LICENSED PATENT RIGHTS unless sooner terminated as provided in this Article 13.

     13.02 The terms and conditions of this AGREEMENT shall be considered by PHS to be withdrawn from LICENSEE's consideration and the terms and conditions of this AGREEMENT and the AGREEMENT itself to be null and void, unless this AGREEMENT is executed within sixty (60) days from the date of printing indicated at the bottom of each page.

     13.03 Except as otherwise provided in Section 13.05, in the event that LICENSEE is in default in performance of any material obligation under this AGREEMENT, and if the default has not been remedied within ninety (90) days after the date of notice in writing of such default, PHS may terminate this AGREEMENT by written notice and pursue outstanding amounts owed through procedures provided by the Federal Debt Collection Act.

     13.04 LICENSEE shall have a unilateral right to terminate this AGREEMENT, any of the LICENSED FIELDS OF USE in Appendix B and/or any licenses in any country or territory by giving PHS sixty (60) days written notice to that effect. Upon any such termination by LICENSEE, LICENSEE and PHS shall each have, in the relevant country or territory, the right to practice the subject matter covered by the LICENSED PATENT RIGHTS determined under United States Patent Law to be jointly owned by the Parties and to license their respective ownership rights to others in all fields, countries or territories not covered by this AGREEMENT.

     13.05 Solely to the extent expressly authorized under 37 C.F.R. Section 404.5(b)(9), PHS shall specifically have the right to terminate or modify, at its option, this AGREEMENT, if PHS determines that the
              LICENSEE: 1) is not executing the COMMERCIAL DEVELOPMENT PLAN submitted with its request for a license and the LICENSEE cannot otherwise demonstrate to PHS's satisfaction that the LICENSEE has taken, or can be expected to take within a reasonable time, effective steps to

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              achieve PRACTICAL APPLICATION of the LICENSED PRODUCTS or LICENSED
              PROCESSES; 2) has not performed its obligations under Section
              10.01 to achieve the BENCHMARKS as may be modified under Paragraph 9.02; 3) has willfully made a false statement of, or willfully omitted, a material fact in the license application or in any report required by the license AGREEMENT; 4) has committed a material breach of a covenant or agreement contained in the license; 5) is not keeping LICENSED PRODUCTS or LICENSED PROCESSES reasonably available to the public after the commercial use commences; or 6) cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 5.04 unless waived. In making this determination, PHS shall take into account the normal course of similar commercial development programs conducted with sound and commercially reasonable business practices and judgment and the annual reports submitted by LICENSEE under Paragraph 9.02, and shall not impose more stringent performance obligations on LICENSEE than PHS customarily imposes on other PHS licensees in respect of patent licenses pertaining to human therapeutic products. Prior to invoking this right, PHS shall give written notice to LICENSEE providing LICENSEE specific notice of, and a ninety (90) day opportunity to respond to, PHS's concerns as to the previous items 1) to 6). If LICENSEE fails to alleviate PHS's concerns as to the previous items 1) to 6) or fails to initiate commercially reasonable corrective action to PHS's reasonable satisfaction, PHS may terminate or modify, at its option, this AGREEMENT.

     13.06 When the public health and safety so require, and after written notice to LICENSEE providing LICENSEE a sixty (60) day opportunity to respond, PHS shall have the right to require LICENSEE to grant sublicenses to responsible applicants, on reasonable terms, in LICENSED FIELDS OF USE I under the LICENSED PATENT RIGHTS, unless LICENSEE can reasonably demonstrate that the granting of the sublicense would not materially increase the availability to the public of the subject matter of the LICENSED PATENT RIGHTS. PHS will not require the granting of a sublicense unless the responsible applicant has first negotiated in good faith with LICENSEE.

     13.07 PHS reserves the right according to 37 C.F.R. Section 404.5(b)(9) to terminate or modify this AGREEMENT if it is determined that such action is necessary to meet requirements for public use specified by federal regulations issued after the date of the license and such requirements are not reasonably satisfied by LICENSEE.

     13.08 Within thirty (30) days of receipt of written notice of PHS's unilateral decision to modify or terminate this AGREEMENT, LICENSEE may, consistent with the provisions of 37 C.F.R. 404.11, appeal the decision by written submission to the designated PHS official. The decision of the designated PHS official shall be the final agency decision. LICENSEE may thereafter exercise any and all administrative or judicial remedies that may be available.

     13.09 Within ninety (90) days of expiration or termination of this AGREEMENT under this Article 13, a final report shall be submitted by LICENSEE. Any royalty payments, including those incurred but not yet paid, and those related to patent expense, due

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              to PHS shall become immediately due and payable upon termination or expiration. If terminated under this Article 13, sublicenses may elect to convert their sublicenses to direct licenses with PHS pursuant to Paragraph 4.03. Unless otherwise specifically provided for under this AGREEMENT, upon termination or expiration of this AGREEMENT, LICENSEE shall have the right to sell or otherwise transfer all LICENSED PRODUCTS or other materials included within the LICENSED PATENT RIGHTS in its possession subject to the royalty obligations of Appendix C.

14.  GENERAL PROVISIONS

     14.01 Neither Party may waive or release any of its rights or interests in this AGREEMENT except in writing. The failure of the GOVERNMENT or LICENSEE to assert a right hereunder or to insist upon compliance with any term or condition of this AGREEMENT shall not constitute a waiver of that right by the GOVERNMENT or LICENSEE, as the case may be, or excuse a similar subsequent failure to perform any such term or condition by LICENSEE or the GOVERNMENT, as the case may be.

     14.02 This AGREEMENT, together with CRADA CACR-0676, constitutes the entire agreement between the Parties relating to the LICENSED PATENT RIGHTS, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this AGREEMENT.

     14.03 The provisions of this AGREEMENT are severable, and in the event that any provision of this AGREEMENT shall be determined to be invalid or unenforceable under any controlling body of law, such determination shall not in any way affect the validity or enforceability of the remaining provisions of this AGREEMENT.

     14.04 If either Party desires a modification to this AGREEMENT, the Parties shall, upon reasonable notice of the proposed modification by the Party desiring the change, confer in good faith to determine the desirability of such modification. No modification will be effective until a written amendment is signed by the signatories to this AGREEMENT or their designees.

     14.05 The construction, validity, performance, and effect of this AGREEMENT shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

     14.06 All notices required or permitted by this AGREEMENT shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other Party at the address designated on the following Signature Page, or to such other address as may be designated in writing by such other Party. Notices shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier

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              or the U.S. Postal Service. Private metered postmarks shall not be acceptable as proof of timely mailing.

     14.07 This AGREEMENT shall not be assigned by LICENSEE except: a) with the prior written consent of PHS, such consent not to be withheld unreasonably; or b) as part of a sale or transfer of substantially the entire business of LICENSEE relating to operations which concern this AGREEMENT. LICENSEE shall notify PHS within ten (10) days of any assignment of this AGREEMENT by LICENSEE.

     14.08 LICENSEE acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant Agency of the U.S. GOVERNMENT or written assurances by LICENSEE that it shall not export such items to certain foreign countries without prior approval of such agency. PHS neither represents that a license is or is not required or that, if required, it shall be issued.

     14.09 Except where written notice pursuant to 35 U.S.C. Section 287(a) is customarily used for enforcement of patent rights in the pharmaceutical industry, LICENSEE agrees to: (a) mark LICENSED PRODUCTS or their packaging sold in the United States with all U.S. patent numbers corresponding to the LICENSED PATENT RIGHTS and similarly to indicate "Patent Pending" status, and (b) mark all LICENSED PRODUCTS manufactured in, shipped to, or sold in other countries in such a manner as to preserve PHS patent rights in such countries.

     14.10 By entering into this AGREEMENT, PHS does not directly or indirectly endorse any product or service provided, or to be provided, by LICENSEE whether directly or indirectly related to this AGREEMENT. LICENSEE shall not state or imply that this AGREEMENT is an endorsement by the GOVERNMENT, PHS, any other GOVERNMENT organizational unit, or any GOVERNMENT employee. Additionally, LICENSEE shall not use the names of NIH, CDC, PHS, or DHHS or the GOVERNMENT or their employees in any advertising, promotional, or sales literature without the prior written consent of PHS. PHS shall not use the name, logo, trademark or any identification of LICENSEE for purposes of advertising or promotion without the prior written consent of LICENSEE.

     14.11 The Parties agree to attempt to settle amicably any controversy or claim arising under this AGREEMENT or a breach of this AGREEMENT, except for appeals of modifications or termination decisions provided for in Article 13 or determinations made by the GOVERNMENT under Paragraph 5.04. LICENSEE agrees first to appeal any such unsettled claims or controversies to the designated PHS official, or designee, whose decision shall be considered the final agency decision. Thereafter, LICENSEE may exercise any administrative or judicial remedies that may be available.

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     14.12    Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to 37 C.F.R. Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

     14.13    Paragraphs 4.04, 8.01, 9.05-9.07, 9.09, 12.01-12.05, 13.08, 13.09
              and 14.12 of this AGREEMENT shall survive termination of this AGREEMENT.

                          SIGNATURES BEGIN ON NEXT PAGE

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                    PHS PATENT LICENSE AGREEMENT - EXCLUSIVE

                                 SIGNATURE PAGE

For PHS:

     /s/ Jack Spiegel                                        11/25/2002
----------------------                                       ------------
Jack Spiegel, Ph.D.                                          Date
Director, Division of Technology Development and Transfer
Office of Technology Transfer
National Institutes of Health

Mailing Address for Notices:

Office of Technology Transfer
National Institutes of Health
6011 Executive Boulevard, Suite 325
Rockville, Maryland 20852-3804 U.S.A.

For LICENSEE (Upon, information and belief, the undersigned expressly certifies or affirms that the contents of any statements of LICENSEE made or referred to in this document are truthful and accurate.):

by:

     /s/Kevin Starr                                          12/2/02
----------------------                                       ---------
Signature of Authorized Official                             Date

     /s/Kevin Starr
--------------------------------------
Kevin Starr

CHIEF OPERATING OFFICER
Title

Official and Mailing Address for Notices:

Millennium Pharmaceuticals, Inc.
75 Sidney Street
Cambridge, MA 02139
Attention:  General Counsel

Any false or misleading statements made, presented, or submitted to the GOVERNMENT, including any relevant omissions, under this AGREEMENT and during the course of negotiation of this AGREEMENT are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. 3801-3812 (civil liability) and 18 U.S.C. 1001 (criminal liability including fine(s) and/or imprisonment).

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                 APPENDIX A--PATENT(S) OR PATENT APPLICATION(S)

PATENT(S) OR PATENT APPLICATION(S):

I.   U.S. Utility Patent Application U.S.S.N. [**].

II.  U.S. Utility Patent Application U.S.S.N. [**].

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                APPENDIX B--LICENSED FIELDS OF USE AND TERRITORY

LICENSED FIELDS OF USE I: Research, development and manufacture of MLN341 for distribution, sale and use in oncology disease states within the LICENSED TERRITORY.

LICENSED FIELDS OF USE II: Research, development and manufacture of dipeptidic boronic acid compounds and derivatives thereof for distribution, sale and use in oncology and inflammatory disease states within the LICENSED TERRITORY.

LICENSED TERRITORY: Worldwide


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                              APPENDIX C--ROYALTIES

ROYALTIES:

I.   UP-FRONT ROYALTY:

LICENSEE agrees to pay to PHS a noncreditable, nonrefundable license issue royalty in the amount of [**] Dollars ($[**]) according to the following payment schedule:

     a) [**] Dollars ($[**]) due within thirty (30) days from the effective date of this AGREEMENT; and

     b) [**] Dollars ($[**]) due within three hundred and sixty-five (365) days from the effective date of this = AGREEMENT.

II.  MILESTONE ROYALTY:

LICENSEE agrees to pay PHS, within thirty days (30) days of achieving the benchmark, benchmark royalties as follows:

a)    [**]:                               $[**]
b)   [**]:                                i)       $[**]; or
                                          ii)      $[**]
c)   [**]:                                $[**]
d)   [**]:                                $[**]

For the avoidance of doubt, only one payment will be due in respect of the [**] and this payment will be either $[**] or $[**], depending on which of the above criteria is met.

III. RUNNING ROYALTIES:

LICENSEE agrees to pay PHS earned royalties of [**] percent ([**]%) on NET SALES of Licensed Products by or on behalf of LICENSEE or its sublicenses in the LICENSED TERRITORY.

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[November 12, 2002]

In the event that a LICENSED PRODUCT(S) are sold in any country in the form of a combination product containing one or more therapeutically active ingredients in addition to such LICENSED PRODUCT(S), NET SALES of such combination product will be adjusted by multiplying actual NET SALES of such combination product in such country by the fraction A/(A+B), where A is the average invoice price of the LICENSED PRODUCT(S) in such country, if sold separately in such country, and B is the average invoice price of any other therapeutically active ingredients in the combination in such country, if sold separately in such country. If, in a specific country, the other therapeutically active ingredients in the combination product are not sold separately in such country, NET SALES shall be calculated by multiplying actual NET SALES of such combination product by the fraction A/C, where A is the average invoice price of the LICENSED PRODUCT(S) in such country and C is the invoice price of the combination product in such country. If, in a specific country, the LICENSED PRODUCT(S) are not sold separately in such country, NET SALES shall be calculated by multiplying actual NET SALES of such combination product by the fraction C-B/C, where B is the average invoice price of the other therapeutically active ingredients in the combination product in such country and C is the invoice price of the combination product in such country. The invoice price for the LICENSED PRODUCT(S) and for each other therapeutically active ingredient or process shall be for a quantity comparable to that used in the combination product and of the same class, purity and potency. If, in a specific country, both the LICENSED PRODUCT(S) and the other therapeutically active ingredients in the combination product are not sold separately in such country, a market price for the LICENSED PRODUCT(S) and the other therapeutically active ingredients in the combination product shall be negotiated in good faith by the Parties. In no event shall the royalty on NET SALES of LICENSED PRODUCT(S) be reduced to less than .25% of NET SALES of LICENSED PRODUCT(S) as a result of the application of the combination products provisions of this paragraph.

IV.  SUBLICENSING ROYALTIES:

LICENSEE agrees to pay PHS a sublicensing royalty of [**] percent ([**]%) of (i) up-front sublicense fees, payments or the equivalent and (ii) milestone payments attributable to LICENSED PATENT RIGHTS subject to:

            (a) Payments not exceeding an aggregate lifetime maximum amount of $[**];

            (b) Subject to (a) above, a minimum payment to PHS of $[**] for each sublicense granted by LICENSEE;

            (c) This sublicensing royalty shall be computed after excluding the amount of any milestone payments earned and received by LICENSEE from its sublicenses that corresponds to a direct milestone, in Section II of this Appendix C, related royalty paid by LICENSEE to PHS, but shall apply to a) any portion of a milestone payment earned by LICENSEE from a sublicense in excess of these excluded amounts and b) any other milestone payment earned by LICENSEE from a sublicense from a milestone event not provided for under the "Milestone Royalty" as set forth on the prior page of this Appendix C.

PHS Patent License Agreement--EXCLUSIVE CONFIDENTIAL (A#: A-271-2001]
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[November 12, 2002]

For the avoidance of doubt, LICENSEE shall not pay to PHS any proportion of (i) equity or (ii) future research and development funding.

V.   MINIMUM ANNUAL ROYALTY: [**]

PHS Patent License Agreement--EXCLUSIVE CONFIDENTIAL (A#: A-271-2001] Model 980611a Page 26 of 31 (Final) (Millennium Pharmaceuticals, Inc.) [November 12, 2002]

                            APPENDIX D--MODIFICATIONS

PHS and LICENSEE agree to the following modifications to the Articles and Paragraphs of this AGREEMENT:

All modifications have been incorporated into the body of the AGREEMENT.

PHS Patent License Agreement--EXCLUSIVE CONFIDENTIAL (A#: A-271-2001] Model 980611a Page 27 of 31 (Final) (Millennium Pharmaceuticals, Inc.) [November 12, 2002]

                     APPENDIX E--BENCHMARKS AND PERFORMANCE

LICENSEE agrees to the following BENCHMARKS in LICENSED FIELDS OF USE I for its performance under this AGREEMENT and, within thirty (30) days of achieving a BENCHMARK, shall notify PHS that the BENCHMARK has been achieved. If the NDA filing Benchmark is met prior to reaching the Phase III U.S. Clinical Trial BENCHMARK, then neither the Phase III U.S. Clinical Trial BENCHMARK nor the Pre-NDA Meeting with the U.S. Food and Drug Administration BENCHMARK shall be required. Notwithstanding the above, LICENSEE agrees that if the NDA filing BENCHMARK results in anything other than an NDA approval, LICENSEE shall notify PHS pursuant to paragraph 9.02 and this Appendix E shall be modified.

BENCHMARK                             ESTIMATED COMPLETION DATE
---------                             -------------------------

[**]                                  [**]
[**]                                  [**]
[**]                                  [**]
[**]                                  [**]
[**]                                  [**]

LICENSED FIELDS OF USE II BENCHMARKS

LICENSEE is currently conducting preclinical evaluation in the area of dipeptidic boronic acid (or boronate ester) compounds and derivatives in LICENSED FIELDS OF USE II. Provided the license under Paragraph 3.02 is in effect, LICENSEE will provide to PHS, on or before [**], a commercial development plan for research and development of compounds under LICENSED FIELDS OF USE II.

PHS Patent License Agreement--EXCLUSIVE CONFIDENTIAL (A#: A-271-2001] Model 980611a Page 28 of 31 (Final) (Millennium Pharmaceuticals, Inc.) [November 12, 2002]

                     APPENDIX F--COMMERCIAL DEVELOPMENT PLAN

NOTE: THIS DOCUMENT CONTAINS CONFIDENTIAL AND PROPRIETARY TRADE SECRET INFORMATION OF MILLENNIUM PHARMACEUTICALS, INC. AND IS EXEMPT FROM MANDATORY DISCLOSURE UNDER THE FREEDOM OF INFORMATION ACT, 5 USC 552 AND ITS IMPLEMENTING REGULATIONS.

                     COMMERCIAL DEVELOPMENT PLAN FOR MLN341

Background

The licensed patent rights are being used for formulation of MLN341 (also known as LDP-341 and PS-341), a novel, first in class, highly selective, small molecule proteasome inhibitor. The proteasome is the multicatalytic enzyme responsible for protein turnover in eukaryotic cells. Tumor cells are differentially sensitive compared with normal cells, and blockade of the proteasome arrests tumor growth by blocking the cell cycle, and inducing apoptosis.

Millennium Pharmaceuticals, Inc. ("MLNM") is engaged in the development of MLN341 and is seeking to develop, register and market MLN341 at the earliest practical date in order to bring lifesaving therapies to cancer patients. MLNM is utilizing the licensed patent rights under this Agreement to aid in this effort. As a result of substantial investments to date, MLN341 is in an advanced stage of development and many commercialization milestones have already been achieved. A clear indication of MLNM's commitment is that between Q1 2000 and Q1 2002 it invested over $[**] in direct research and development expenses for preclinical and clinical studies, and in 2002 alone it is estimated that direct research and development costs, largely driven by the costs of advanced stage clinical trials, will exceed $[**]. This level of investment demonstrates MLNM's commitment to completing the commercialization of MLN341.

Evaluation of MLNM in [**]

The primary indication for which MLN341 is being developed is [**], an indication for which there is clear and present medical need. Millennium expects to announce the initiation of a Phase III clinical trial for patients [**]. MLNM has already achieved, and plans to achieve, the clinical and regulatory milestones set forth below.

MLN34I CLINICAL AND REGULATORY            COMPLETION DATE OR ESTIMATED
----------------------------------------------------------------------
[**]                                      [**]
[**]                                      [**]
[**]                                      [**]
[**]                                      [**]
[**]                                      [**]
[**]                                      [**]
[**]                                      [**]

*Note: Because of the unmet medical need for effective therapies for [**], MLNM is not satisfied with the customary development timeline applicable to products subject to the normal

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[November 12, 2002]
approval route before the United States Food and Drug Administration ("FDA"). Accordingly, while MLNM is planning to conduct clinical trials based on traditional development timelines, MLNM is also in discussions with the FDA regarding the potential for accelerated approval of MLN341 based on current Phase 11 data. It would not be appropriate for MLNM to make any public disclosure of these discussions [**]. However, should the FDA concur with MLNM's perspective on the promising response rates in this patient population, accelerated approval for MLN341 [**] could accelerate approval and launch of MLN 341 in this indication by up to [**]. While the outcome of this effort is dependent on the data and agreement with FDA, it is further evidence of the substantial effort MLNM is making to expeditiously develop and register the product.

Development of MLNM for Additional Indications

[**]is only the beginning, and while a very significant step on its own, MLNM is also evaluating MLN341 for the following additional indications, many of which are the subject of active clinical trials:

    -    [**];

    -    [**];

    -    [**];

    -    [**];

    -    [**]; and

    -    [**].

Depending on the sufficiency of data obtained in Phase II and Phase III trials and their acceptability to the FDA, it is anticipated that MLN341 could reach the market for one or more of these secondary indications in [**]. MLNM may also engage in collaborative development and commercialization activities with third parties that have products, technology or capability that will enhance the value of MLN341.

Caveats

It must be emphasized that the above timelines are estimates only, based on currently available information and good faith estimates by MLNM personnel, and cannot be taken to predict the outcome of further development of MLN341. Millennium cannot be certain that any product will ultimately prove to be safe or effective, will receive regulatory approvals, or will be successfully commercialized.

Commercialization Activities

MLNM's marketing and sales organization has an ongoing market research program to identify the required MLN341 clinical profile and market dynamics in each clinical indication, and is

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[November 12, 2002]
shaping its product profiles according to this data and direct input from clinical investigators and thought leaders in Oncology practice.

Communication with clinicians on the clinical benefits of MLN341 and feedback on clinical trial design is the responsibility of the MLNM product team. MLNM is actively engaged in educational activities as it prepares for the registration and launch of MLN341. MLNM is an active participant in key scientific meetings such as the American Society of Clinical Oncology and the American Society of Hematology, where it has published numerous findings from its preclinical and clinical research. MLN341 has been and will be the subject of publications in peer-reviewed medical journals based on the data from the clinical program. MLNM has created an advisory board of clinical experts for MLN341 and is in active dialog with key advocacy groups.

MLNM's oncology marketing organization is actively planning MLN341 sales and marketing activities consistent with the advanced stage of development of the product, including product labeling, package inserts, pricing, reimbursement, and product branding with MD's and other health practitioners.

To date, MLNM has retained commercial rights to market MLN341 directly, and is expanding its medical affairs, marketing and sales groups consistent with an aggressive timeline for product launch in multiple indications. In the event that MLNM elects to collaborate with a third party with synergistic products, technology or capability that will enhance the value of MLN341, MLNM may offer commercialization rights to the collaborator as part of the transaction.

Commercial scale manufacturing contracts are in place for producing the initial cGMP commercial scale manufacturing runs. Based on the data from these initial runs, longer term commercial supply contracts will be negotiated with key suppliers for MLN341. Accordingly, MLNM is now well-positioned to manufacture and supply MLN341 for the initial launch. MLNM is also engaged in the sourcing of second suppliers to ensure adequate capacity for all market conditions and guard against potential supply chain interruptions.

LICENSED FIELDS OF USE II

Licensee is currently conducting preclinical evaluation in the area of [**]. Provided the license under S. 3.02 is in effect, Licensee will provide to PHS, on or before [**], a Commercial Development Plan for research and development of compounds under Licensed Fields of Use II.

Summary

The MLN341 commercialization program is designed to ensure that this exciting compound is developed, registered, launched and marketed with a level of diligence that equals or exceeds that normally in place at the time a customary patent license is entered into by the NCI, and the significant investment made to date demonstrates MLNM's strong commitment and motivation to completing this effort with all deliberate speed.

PHS Patent License Agreement--EXCLUSIVE CONFIDENTIAL (A#: A-271-2001] Model 980611a Page 31 of 31 (Final) (Millennium Pharmaceuticals, Inc.) [November 12, 2002]